Exhibit 99.1


                Lincoln Educational Services Corporation Reports

                        Record First Quarter 2006 Results

West Orange, New Jersey, May 4, 2006 - Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today reported record first quarter results for 2006 and reaffirmed guidance for full-year 2006.

First Quarter Highlights:

     o Diluted EPS of $0.11 increased nearly four-fold from $0.03 in the first quarter of 2005. Excluding a charge of $0.01 per share of stock based compensation expense in accordance with SFAS No. 123R "Share-Based Payment," earnings per diluted share would have been $0.12.

     o Revenue growth of 6.6% to $75.5 million from $70.9 million in the first quarter of 2005.

     o Operating income margin expanded significantly to 6.2% of revenues from 3.5% in the first quarter of 2005.

     o Anticipate completing the acquisition of New England Institute of Technology at Palm Beach, Florida in May.

     o Queens Auto School officially opened in late March and now has an enrollment of 115.


Comment and Outlook

David F. Carney, Lincoln's Chairman and CEO, commented, "For the period ended March 31, 2006, we delivered record first quarter revenue and net income as we remained focused on implementing our growth strategy and disciplined approach to cost controls, in the face of a continued challenging environment. Although we started the year with fewer students versus prior year, we experienced an improving environment during the first quarter of 2006, which represented a reversal of the negative trends we experienced in the second half of 2005. Overall, we are diligently pursuing a very robust, yet concerted business plan and we are confident that our efforts will continue to generate tangible operating and financial returns."

"We continue to prudently expand our campus footprint and program offerings through selective acquisitions that enhance our ability to generate profitable growth over the long-term," added Mr. Carney. "During the first quarter, we successfully launched our innovative automotive education facility in Queens, New York, representing our 35th campus. The 48,000 square foot facility located at the newly created Center for Automotive Education and Training, which houses the Greater New York Automotive Dealers Association, provides us with the capacity to instruct up to 800 students. In addition, during the first quarter, we entered into a definitive agreement to acquire New England Institute of Technology at Palm Beach, Inc. This is a highly complementary transaction that will allow us to build a substantial presence in one of the nation's fastest growing markets. Further, construction is well underway on our new 101,000 square foot facility in Grand Prairie Texas and we expect this facility to be open for business in the third quarter of 2006."

Mr. Carney concluded, "Given our proven track record, strong balance sheet, profitable results and cash flow, we will continue to consider additional attractive acquisition opportunities that have the potential to increase the overall value of our company to the benefit of our shareholders."

Operating Performance

Revenues increased by $4.6 million, or 6.6%, to $75.5 million in the first quarter of 2006 from $70.9 million for the comparable period in 2005. Of this increase, approximately $1.4 million, or 2.1%, was attributable to the acquisition of Euphoria Institute LLC ("Euphoria") on December 1, 2005, while the remainder of the increase was due to tuition increases, which range between 2% and 5% annually depending on the program.

Our operating income for the quarter was $4.7 million, which represented an 88.3% increase compared to the first quarter of 2005. The improvement in operating income is due to operating efficiencies as well as to the leverage that we are able to obtain from our cost structure as we grow our revenues.

On an overall basis, our educational services and facilities expenses increased by $3.0 million, or 10.5%, to $32.1 million in the first quarter of 2006 from $29.1 million in the first quarter of 2005. Our acquisition of Euphoria accounted for 3.0%, or $0.9 million, of this increase. Instructional expenses increased by 4.6% over the comparable period in 2005 primarily due to increases in compensation and benefits. Books and tools expenses increased 20.0% over the first quarter of 2005 primarily due to the timing of class starts as compared to the prior year. The remainder of the increase in educational services and facilities expenses was primarily due to facilities expenses, which increased $0.9 million for the year. Educational services and facilities expenses as a percentage of revenues increased to 42.6% of revenues for the first quarter of 2006 from 41.0% for the first quarter of 2005.

Our selling, general and administrative expenses for the first quarter of 2006 were $38.7 million, a decrease of $0.6 million, or 1.6% from $39.3 million in the first quarter of 2005. Included in selling, general and administrative expenses for the three months ended March 31, 2006 is $0.4 million attributable to our acquisition of Euphoria in December 2005. This decrease in selling, general and administrative expenses is primarily due to: (a) a $0.6 million, or 3.4%, decrease in sales and marketing expenses as a result of efficiencies gained through the better utilization of technology and due to a shift in our advertising from television to Internet, which is more cost effective; and (b) a $0.4 million, or 1.9%, decrease in administrative costs primarily due to decreased expenses associated with the timing and efficiencies gained from the roll-out of our new student software and management reporting system at some of our schools during the first quarter of 2006.

As a result of the above, our operating margin for the first quarter of 2006 increased to 6.2% from 3.5% in the first quarter of 2005.

Net income for the first quarter of 2006 was $2.8 million, or $0.11 per diluted share, as compared to $0.8 million or $0.03 per diluted share for the comparable period in 2005. Earnings per share includes a charge of $0.01 per share for the first quarter of 2006 and 2005, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R "Share-Based Payment".

Balance Sheet

At March 31, 2006, we had $41.4 million in cash and cash equivalents, compared to $50.3 million at December 31, 2005.

At March 31, 2006, our stockholders' equity was $139.4 million, compared to $136.0 million at December 31, 2005, with the increase resulting primarily from net income from the period and stock-based compensation expense.

Student Enrollment

Average student enrollment for first quarter of 2006 was 17,676 students, representing a decrease of 0.1% from the first quarter of 2005. Excluding the acquisition of Euphoria, our average student enrollment decreased 1.6% as compared to the first quarter of 2005.

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (617) 597-5343 (international) or (866) 383-8108 (domestic) and citing code 23788599. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (617) 801-6888 (international) and (888) 286-8010 (domestic) citing code 93948686.

About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and spa and culinary. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 35 campuses in 16 states under eight brands: Lincoln Technical Institute, The Cittone Institute, CEI, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College, New England Technical Institute and Euphoria. Lincoln has a combined average enrollment of approximately 17,700 students as of March 31, 2006.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
                       (Please see financial attachments.)
Contacts:
Investors:                                    Press or Media:
Chris Plunkett/Brad Edwards                   Jennifer Gery
Brainerd Communicators, Inc.                  Brainerd Communicators, Inc.
212-986-6667                                  212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)


                                                                  Three Months Ended
                                                                        March 31,
                                                                 2006              2005
                                                                 ----              ----
REVENUES                                                      $  75,513           $  70,869
                                                          --------------    ----------------
COSTS AND EXPENSES
  Educational services and facilities                            32,137              29,084
  Selling, general and administrative                            38,668              39,284
                                                          --------------    ----------------
    Total costs & expenses                                       70,805              68,368
                                                          --------------    ----------------


OPERATING INCOME                                                  4,708               2,501
                                                          --------------    ----------------

OTHER:
  Interest income                                                   471                   8
  Interest expense                                                (474)             (1,194)
  Other income                                                       16                   -
                                                          --------------    ----------------


INCOME BEFORE INCOME TAXES                                        4,721               1,315
                                                          --------------    ----------------
PROVISION FOR INCOME TAXES                                        1,959                 543
                                                          --------------    ----------------

NET INCOME                                                    $   2,762           $     772
                                                          ==============    ================

Earnings per share - basic:
         Net income available to common shareholders          $    0.11           $    0.04
                                                          ==============    ================
Earnings per share - diluted:
         Net income available to common shareholders          $    0.11           $    0.03
                                                          ==============    ================
Other data:

Depreciation and amortization                                    $3,464              $3,082

Number of campuses                                                   35                  32

Average enrollment                                               17,676              17,692

Stock based compensation                                          $ 353                $399

Selected Consolidated Balance Sheet Data:                         March 31,
          (unaudited)                                               2006
                                                             ------------------

Cash and cash equivalents                                         $41,427

Current assets                                                     65,390

Working capital                                                    12,422

Total assets                                                      207,684

Current liabilities                                                52,968

Long-term debt and capital lease

   Obligations, including current portion                          10,434

Total stockholders' equity                                       $139,385



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